[Letterhead of Triad Nitrogen, Inc.]

                        February 20, 1997



Melamine Chemicals, Inc.
P.O. Box 748
Donaldsonville, LA  70346

Attention:  Mr. Wayne Deleo

Gentlemen:

     Reference is made to that certain Feedstock Agreement (the "Agreement") dated April 30, 1987, between Melamine Chemicals, Inc. ("MCI") and Triad Nitrogen, Inc. ("TNI"), as successor to First Mississippi Corporation ("FMC").

     The Agreement provides inter alia that the price for Urea will be market price as reflected by the weighted average price (excluding all taxes reflected therein) TNI receives on all bulk, prilled and/or granulated Urea sales, FOB Donaldsonville, Louisiana, excluding sales to MCI, sales to TNI subsidiaries and intra-company transfers, less Five and 00/100 Dollars ($5.00) per ton and that the price and credits for quantities of Anhydrous Ammonia and Anhydrous Ammonia Equivalent obtained from recycled carbamate delivered under the Agreement will be the market price as reflected by the weighted average price (excluding all taxes reflected therein) TNI receives on all Anhydrous Ammonia sales FOB Donaldsonville, Louisiana, excluding sales to MCI and sales to TNI subsidiaries or intra-company transfers, less Five and 00/100 Dollars ($5.00) per ton.

     TNI intends to sell substantially all of the Urea and Anhydrous Ammonia produced by it at Donaldsonville, Louisiana, to an affiliated entity, Mississippi Chemical Company, L.P. ("MCCLP"). The prices to be paid by MCCLP are established based on a contract formula agreed upon by MCCLP and TNI and may vary from prevailing market prices. MCCLP will resell Urea and Anhydrous Ammonia purchased from TNI to its customers in industrial and agricultural markets at prevailing market prices.

     This Letter Agreement confirms our understanding and agreement that the price for quantities of urea sold under the Agreement will be the market price as reflected by the weighted average price (excluding all taxes reflected therein) that MCCLP receives on all bulk, prilled and/or granulated Urea sales FOB Donaldsonville, Louisiana, excluding sales to MCI, TNI or MCCLP affiliates, subsidiaries, partners and intra-company transfers, less Five and 00/100 Dollars ($5.00) per ton. The average price shall be determined quarterly by utilizing the sales from the immediately preceding calendar quarter in which MCCLP has sales. In the event that either party feels the volume of MCCLP's sales is not sufficient to accurately reflect market price for the given period, then either party may request a meeting to discuss a pricing change using appropriate industry indices. However, in the absence of mutual written agreement by the parties otherwise, MCCLP's weighted average price as outlined above shall prevail. The prices and credits for quantities of Anhydrous Ammonia and Anhydrous Ammonia Equivalent obtained from recycled carbamate delivered under the Agreement will be the market price as reflected by the weighted average price (excluding all taxes reflected therein) that MCCLP receives on all Anhydrous Ammonia sales FOB Donaldsonville, Louisiana, excluding sales to MCI, TNI or MCCLP affiliates, subsidiaries, partners and intra-company transfers, less Five and 00/100 Dollars ($5.00) per ton. The average price shall be determined quarterly by utilizing the sales from the immediately preceding calendar quarter in which MCCLP has sales. In the event that either party feels the volume of MCCLP's sales is not sufficient to accurately reflect market price for the given period, then either party may request a meeting to discuss a pricing change using appropriate industry indices. However, in the absence of mutual written agreement by the parties otherwise, MCCLP's weighted average price as outlined above shall prevail.

     TNI shall cause MCCLP to keep complete and accurate books and records on all sales on which the price under the Agreement is determined and to permit, on request by MCI, an independent auditor selected by MCI and to whom MCCLP shall have no reasonable objection to examine such books and records for any period ending not more than two (2) years prior to such request to determine the correctness of any price under the Agreement. Said auditor shall not disclose any information relating to said books or records except his opinions as to the correctness of such price.

     This Letter Agreement shall take effect on March 31, 1997, for determination of the price of urea and the price and credits for anhydrous ammonia for the second quarter of 1997 and for every quarter thereafter.

     This Letter Agreement confirms our understanding and agreement that TNI has succeeded to all rights and obligations of Triad, FMC and MCC under the Agreement such that the defined term "Triad" in the Agreement now refers to TNI, and the defined term "FMC" in the Agreement now means TNI.

     All capitalized terms used in this Letter Agreement and not otherwise defined, shall have the meanings set forth in the Agreement.

     Except  as  expressly  amended  herein,   all   other  terms  and
conditions shall remain in full force and effect.

     If you are in agreement with the foregoing, please so indicated by signing in the space provided below and returning one fully executed original of this Letter Agreement to us for our files.

                              Very truly yours,

                              TRIAD NITROGEN, INC.

                              /s/  C. E. McCraw
                              -----------------
                              C. E. McCraw
                              Vice President

AGREED TO AND ACCEPTED

this the 27th day of February, 1997.

MELAMINE CHEMICALS, INC.


By:  /s/  Fred Huber
     ---------------
     Fred Huber
     President and
     Chief Executive Officer